Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828

kentringer@caseycomm.com

January 30, 2008

Cass Information Systems, Inc. Finishes 2007

With 31% Increase in 4th Quarter Earnings

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation's leading provider of transportation, utility and telecom invoice payment and information services ended its 2007 fiscal year on a strong note, reporting fourth quarter earnings of $.51 per fully diluted share, a 31% increase over the $.39 per fully diluted share it earned in the fourth quarter of 2006. Net income for the period was $4.7 million, compared to $3.7 million in 2006.

2007 4th Quarter Recap

	12/31/07	12/31/06	% Change
Transportation Dollar Volume	$3.8 billion	$3.5 billion	8.6%
Utility Dollar Volume	$2.0 billion	$1.5 billion	33.3%
Revenues	$22.5 million	$20.9 million	7.7%
Net Income	$4.7 million	$3.7 million	27.0%
Diluted Earnings per Share	$.51	$.39	30.8%

Payment and processing fees increased 10% or $1.1 million compared to the year-earlier period, as utility transaction volume was up 28% and dollar volume rose 33% due to new business and heightened activity from existing customers.

Operating expenses were up 5%, or $707,000, as a result of higher employee costs related to transaction growth. Income tax expense decreased slightly due to the growth of the company’s state and municipal bond portfolios.

2007 Net Income Up 18% over 2006

	12/31/07	12/31/06	% Change
Transportation Dollar Volume	$14.5 billion	$14.2 billion	2.1%
Utility Dollar Volume	$7.7 billion	$5.7 billion	35.1%
Revenues	$88.7 million	$82.1 million	8.0%
Net Income	$17.8 million	$15.1 million	17.9%
Diluted Earnings per Share	$1.90	$1.61	18.0%

For the year ended December 31, 2007, Cass earned $1.90 per fully diluted share, an 18% increase from the $1.61 per fully diluted share reported for the same period in 2006. Net income was $17.8 million, 18% higher than the $15.1 million earned in 2006. Total revenue increased $6.6 million or 8% compared to 2006 primarily due to increased processing volumes and higher fee revenues.

For all of 2007, operating expenses were up 8%, or $4.5 million, mainly due to the increase in salaries and benefits required to support growth in processing activity. Income tax expense was down 3% due to growth of the company’s state and municipal bond portfolios.

On December 17, 2007, Cass issued a 10% stock dividend to all shareholders of record.

“We are delighted with the 35% growth in transaction volume experienced by our utility invoice processing operations in 2007 and with the 18% increase in year-over-year earnings,” said Lawrence A. Collett, Cass chief executive officer and chairman of the board. “From the larger perspective, it is gratifying that the company produced another solid year of results for our shareholders and that for the fourth consecutive year, we were able to provide a special stock dividend to them over and above the regular quarterly cash dividends we have paid without fail since 1934. We believe Cass is in a strong financial condition to provide a solid base for continued future growth as well as withstand the negative impacts of current difficulties in the financial arena.”

Cass currently holds no sub-prime mortgage loans nor has any securities in its investment portfolio that contain any exposure to such instruments. The company holds no mortgage-backed securities or residential development loans of any kind. Hence, the issues that are having a significant detrimental effect on the financial community should not affect Cass in such a manner.

Authorizes 300,000 Share Stock Buy-Back

The Board of Directors also authorized the company to acquire up to an aggregate of 300,000 shares of its outstanding common stock, if deemed appropriate. The company may make these common stock repurchases from time to time in the open market or through negotiated transactions.

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, utility and telecom invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $22 billion annually on behalf of customers from processing centers in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C. and Wellington, Kansas. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2006.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended December 31, 2007 and 2006:

	Quarter Ended 12/31/07	Quarter Ended 12/31/06	Year Ended 12/31/07	Year Ended 12/31/06
Transportation Invoice Volume	6,210	5,909	25,206	24,220
Transportation Dollar Volume	$3,755,348	$3,476,395	$14,519,906	$14,199,389
Utility Transaction Volume	2,388	1,868	9,260	6,665
Utility Dollar Volume	$1,977,656	$1,483,314	$7,665,283	$5,671,892

Payment and Processing Fees	$11,553	$10,490	$45,642	$40,343
Net Investment Income	10,252	9,813	40,482	39,284
Other	663	583	2,558	2,478

Total Revenues	$22,468	$20,886	$88,682	$82,105

Salaries and Benefits	$11,830	$11,003	$46,965	$42,676
Occupancy	534	517	2,106	1,979
Equipment	791	800	3,356	2,928
Other	2,655	2,783	10,312	10,694

Total Operating Expenses	$15,810	$15,103	$62,739	$58,277

Income from Continuing Operations before Income Taxes	$6,658	$5,783	$25,943	$23,828
Provision for Income Taxes	1,918	1,970	8,148	8,367

Net Income from Continuing Operations	$4,740	$3,813	$17,795	$15,461
Loss from Discontinued Operations net of Income Taxes	—	(118)	—	(395)

Net Income	$4,740	$3,695	$17,795	$15,066

Basic Earnings per Share	$.52	$.40	$1.95	$1.65

Diluted Earnings per Share	$.51	$.39	$1.90	$1.61

Average Earning Assets	$841,174	$793,937	$809,738	$762,397
Net Interest Margin	5.36%	5.42%	5.45%	5.50%
Allowance for Loan Losses to Loans	1.26%	1.31%	1.26%	1.31%
Non-performing Loans to Total Loans	.50%	.16%	.50%	.16%
Net Loan Charge-offs to Loans	—	—	.24%	.17%
Provision for Loan Losses	$225	$650	$900	$1,150

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